UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 18, 2014

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert Todd Smathers is retiring, effective January 1, 2015, as Senior Vice President of Worldwide Operations after three years of service with Exar Corporation (the “Company”) and over 35 years of service in the semiconductor industry. In connection with his retirement, Mr. Smathers will enter into a Termination and Release Agreement with the Company (the “Agreement”). The Company intends to file the Agreement with its next periodic report.

Under the Agreement, Mr. Smathers will be entitled to receive a severance payment of $150,000, payable in installments over a six-month period, and payment by the Company of his COBRA premiums for six months following his termination. Mr. Smathers will also serve as a consultant to the Company for up to 12 months following his termination and will continue to vest during the consulting period in his equity awards granted by the Company. His stock options granted by the Company that are then outstanding and vested will remain exercisable for 12 months following the termination of his consulting services (subject to earlier termination on the expiration date of the option or in connection with a change in control of the Company as provided in the option documentation). The Agreement will also include a release by Mr. Smathers of claims against the Company.

Item 7.01	Regulation FD Disclosure.

On December 18, 2014, the Company issued a press release announcing the appointment of Daniel Wark as Vice President, Worldwide Operations of the Company effective January 2, 2015. The press release is attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

99.1	Press release issued by Exar Corporation dated December 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION
(Registrant)

Date: December 18, 2014	/s/ Ryan A. Benton
Ryan A. Benton
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Exar Corporation dated December 18, 2014.